Exhibit 10.17

AMENDMENT OF THE

1997 GENERAL EMPLOYEES STOCK PURCHASE PLAN

WHEREAS, 3M has adopted and maintains the 1997 General Employees Stock Purchase Plan (hereinafter referred to as the “Plan”), which Plan is intended to give employees an opportunity to share in the ownership of 3M by offering them successive options to purchase shares of 3M stock on terms mutually advantageous to 3M and the employees;

WHEREAS, the Internal Revenue Service recently revised its regulations describing the requirements applicable to employee stock purchase plans that are intended to qualify for favorable tax treatment under section 423 of the Internal Revenue Code, and 3M believes that the Plan must be amended in several respects in order to comply with these regulations; and

WHEREAS, Section 12.03 of the Plan provides that such Plan may be amended at any time by the Board of Directors;

RESOLVED, that the Plan be and it hereby is amended as follows, effective January 1, 2010:

1)             Section 4.01 of the Plan is amended to read as follows:

4.01.        An option for as many shares of Stock as may be purchased with each Participant’s Stock Option Account balance as of the last business day of each calendar month shall be granted to such Participant on the first trading day on the New York Stock Exchange of such month; provided, however, that no Participant may be granted an option for more than 500 shares of Stock during any monthly offering period.  In the event of a reclassification or stock split of the Stock, the foregoing number of shares shall be appropriately adjusted.

2)             The following new Section 4.03 is included in the Plan immediately following the end of Section 4.02:

4.03         No Participant may be granted an option to purchase Stock under the Plan if such Participant, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company.

3)             Section 13 of the Plan is amended to read as follows:

SECTION 13  ADMINISTRATION

The Plan shall be administered under the direction of the Compensation Committee of the Board of Directors.  In administering the Plan, it will be necessary to follow various laws and regulations.  It may be necessary from time to time to change or waive requirements of the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan.  Therefore, it is necessary for the Company to reserve the right to make variations in the provisions of the Plan, to make separate offerings under the Plan to the employees of one or more subsidiaries of 3M Company, and to determine any questions which may arise regarding interpretation and application of the Plan’s provisions.  The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.